CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of Monteagle Funds comprising Monteagle Select Value Fund, Monteagle Opportunity Equity Fund, Smart Diversification Fund and The Texas Fund for the year ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
December 23, 2022

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4535 FAX | cohencpa.com